Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

HARDINGE INC.,

GIACOMO ANTONINI

AND

BERE ANTONINI

DATED AS OF DECEMBER 20, 2012

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ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYER		22

3.1	Organization; Corporate Power and Authority; Authorization	22
3.2	No Violation of Laws or Agreements	23
3.3	Consents and Approvals	23
3.4	Investor Representations	23
3.5	Finder’s Fees	23

ARTICLE 4 CERTAIN COVENANTS		23

4.1	Conduct of Business Pending Closing	23
4.2	Confidentiality	25
4.3	Further Assurances	25
4.4	Consents	25
4.5	Additional Tax Matters	25
4.6	Exclusivity	27
4.7	Consummation of Closing	27
4.8	Noncompetition and Nonsolicitation	27
4.9	Notice of Developments	28
4.10	Waiver	28
4.11	Employment Agreement	29
4.12	Replacement Lease	29
4.13	Insider and Employee Accounts	29

ARTICLE 5 CONDITIONS PRECEDENT TO CLOSING		29

5.1	Conditions Precedent to the Obligations of Buyer	29
5.2	Conditions Precedent to the Obligations of Sellers	30

ARTICLE 6 CLOSING DELIVERIES AND ACTIONS		31

6.1	Sellers’ Deliveries	31
6.2	Buyer’s Deliveries	31

ARTICLE 7 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION		31

7.1	Survival of Representations	31
7.2	Indemnification by Sellers	32
7.3	Indemnification by Buyer	32
7.4	Notice of Claims	33
7.5	Limits on Indemnification	33
7.6	Special Inventory Indemnification	33
7.7	Knowledge and Investigation	33
7.8	Exclusive Remedies	34

ARTICLE 8 MISCELLANEOUS		34

8.1	Termination	34

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8.2	Construction	35
8.3	Notices	35
8.4	Expenses	36
8.5	Public Announcements	36
8.6	Assignment	37
8.7	Governing Law	37
8.8	Waiver of Jury Trial	37
8.9	Specific Performance	37
8.10	Amendment	37
8.11	Waiver	37
8.12	Entire Agreement; No Third Party Beneficiaries	38
8.13	Severability	38
8.14	Counterparts	38
8.15	Jurisdiction; Service of Process	38

APPENDIX A - DEFINITIIONS		A-1

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 20, 2012, by and among Hardinge Inc., a New York corporation (“Buyer”), Giacomo Antonini (“Mr. Antonini”) and Bere Antonini (“Mrs. Antonini” and, together with Mr. Antonini, each a “Seller” and collectively, “Sellers”).  Buyer and Sellers are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

A.                                    Sellers own all of the outstanding capital stock of Usach Technologies, Inc., an Illinois corporation (the “Company”); and

B.                                    Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the outstanding capital stock of the Company on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements, and subject to the terms and conditions, contained herein, the Parties, intending to be legally bound hereby, agree as follows:

Article 1

THE TRANSACTION

1.1                               Definitions.  Capitalized terms not otherwise defined herein are defined in Appendix A attached hereto.

1.2                               Sale and Purchase of Shares.  At the Closing, upon the terms and subject to the conditions of this Agreement, Sellers shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Sellers, good and valid title to, free of all Encumbrances, the Shares.  In full consideration for all of the Shares and Sellers’ performance of all of their obligations under this Agreement, Buyer will pay a purchase price equal to the sum of (i) $10,500,000 (the “Base Purchase Price”) and (ii) the Contingent Purchase Price, subject to all adjustments provided for in this Agreement (collectively, the “Purchase Price”).

1.3                               Closing.  Subject to satisfaction or waiver of the conditions specified in this Agreement, the closing of the sale and purchase of the Shares (the “Closing”) shall take place at 10:00 a.m. local time at the offices of Phillips Lytle LLP, 3400 HSBC Center, Buffalo, New York 14203, on December 20, 2012 or such other date as is mutually agreed to by the Parties in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date”.  At the Closing, the Parties shall make the deliveries and take the other actions specified in Article 6.

1.4                               Closing Payment.  At the Closing, Buyer shall pay the Base Purchase Price (plus or minus the Estimated Purchase Price Adjustment) to Sellers by wire transfer of immediately available funds.

1.5                               Purchase Price Adjustment.

(a)                           Purchase Price Adjustment.  The Base Purchase Price shall be (i) increased by an amount equal to the excess, if any, of the Closing Date Net Working Capital over the Target Net Working Capital; (ii) decreased by an amount equal to the excess, if any, of the Target Net Working Capital over the Closing Date Net Working Capital; (iii) decreased by an amount equal to the Closing Date Indebtedness; (iv) decreased by the amount of the Closing Date Unapplied Customer Deposits; and (v) increased by an amount equal to the Closing Date Cash; all such amounts being calculated as of the Closing in accordance with the methodology set forth in Schedule 1.5(a) (collectively, the “Purchase Price Adjustment”).

(b)                           Pre-Closing Estimate.  Not less than three (3) business days prior to the Closing Date, Sellers shall deliver to Buyer their good faith estimate of Current Assets, Current Liabilities, Cash, Indebtedness and Customer Deposits, in each case as of the Closing, and their calculation, on the basis of such estimates, of the estimated Purchase Price Adjustment (the “Estimated Purchase Price Adjustment”). The Buyer’s approval and acceptance of the Estimated Purchase Price Adjustment as proposed by Sellers shall be a condition to Buyer’s obligation to consummate the Closing.  The final determination of the Purchase Price Adjustment shall be made following the Closing in the manner set forth in Section 1.5(c).  Sellers’ will use their best efforts to cause Closing Date Cash (i) not to be less than Closing Date Unapplied Customer Deposits and (ii) not to exceed Closing Date Unapplied Customer Deposits by more than $200,000.

(c)                            Post-Closing Determination

(1)                                 No later than sixty (60) days following the Closing, Buyer shall deliver to Sellers a schedule setting forth Buyer’s calculation of the Purchase Price Adjustment, as determined in accordance with Section 1.5(a) (the “Purchase Price Adjustment Schedule”) and shall deliver to Sellers all work papers used in preparing the Purchase Price Adjustment Schedule.  Sellers and their representatives shall have access to the books and records of the Company in order to review the Purchase Price Adjustment Schedule.

(2)                                 If Sellers disagree with the computation of the Purchase Price Adjustment shown on the Purchase Price Adjustment Schedule, Sellers may, within thirty (30) days after receipt of the Purchase Price Adjustment Schedule, deliver a notice (an “Objection Notice”) to Buyer setting forth Sellers’ calculation of the Purchase Price Adjustment.  If Sellers do not deliver an Objection Notice within such thirty (30) day period, then the Purchase Price Adjustment shall be deemed finally determined to be as set forth on the Purchase Price Adjustment Schedule.

(3)                                 Buyer and Sellers will use commercially reasonable efforts to resolve any disagreements as to the computation of the Purchase Price Adjustment set forth in the Objection Notice, if any, but if they do not obtain a final resolution within fifteen (15) days after Buyer has received the Objection Notice (or such longer period to which Buyer and Sellers may agree in writing), Buyer and Sellers will jointly retain Crowe Horwath LLP (the “Firm”) to resolve any remaining disagreements.  Buyer and Sellers will direct the Firm to render a determination within sixty (60) days after its retention and Buyer, Sellers and their respective agents will cooperate with the Firm during its engagement.  The Firm will consider only those items and amounts in the Purchase Price Adjustment Schedule set forth in the Objection Notice which Buyer and Sellers are unable to resolve.  Buyer, on the one hand, and Sellers, on the other hand, shall each make written submissions to the Firm promptly (and in any event within fifteen (15) days after the Firm’s engagement), which submissions shall contain such Party’s computation of the Purchase Price Adjustment and information, arguments and support for such Party’s position, as such Party may elect to offer.  The Firm’s determination will be based on the terms and conditions of this Agreement, including the definitions set forth in Appendix A and the methodology set forth in Schedule 1.5(a). The Firm shall review such submissions and shall perform such procedures as it deems appropriate in making its determination.  In resolving any disputed item, the Firm may not assign a value to any item greater than the highest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party.  The determination of the Firm will be conclusive and binding upon, and non-appealable by, the Parties.  Buyer shall bear the costs and expenses of the Firm based on the percentage of the contested amount awarded to Sellers.  Likewise, Sellers shall bear the costs and expenses of the Firm based on the percentage of the contested amount awarded to Buyer.

(d)                           Payment of Purchase Price Adjustment.  If the final Purchase Price Adjustment determined pursuant to Section 1.5(c) exceeds the Estimated Purchase Price Adjustment, Buyer shall pay such excess to Sellers.  If the Estimated Purchase Price Adjustment exceeds the final Purchase Price Adjustment determined pursuant to Section 1.5(c), Sellers shall pay such excess to Buyer.  All payments to be made pursuant to this Section 1.5(d) shall be made within five (5) business days after the final determination of the Purchase Price Adjustment, by wire transfer or delivery of other immediately available funds.

(e)                            Dispute.  If, pursuant to Section 1.5(c) above, there is a dispute as to the final determination of the Purchase Price Adjustment, Buyer and Sellers shall promptly pay to the other, as appropriate, such amounts as are not in dispute, pending final determination of such dispute pursuant to Section 1.5(c).

(f)                                   No Double Recovery.  For the avoidance of doubt, (i) Buyer Damages will not include any item to the extent such item is reflected in the Purchase Price Adjustment as a Current Liability or Closing Date Indebtedness, and (ii) Seller Damages will not include any item to the extent such item is reflected in the Purchase Price Adjustment as Inventory, Accounts Receivable or Closing Date Cash.

1.6                               Contingent Purchase Price.

(a)                           EBITDA-Based Opportunity.  Subject to the terms and conditions of this Section 1.6, Buyer will pay to Sellers additional purchase price (“Contingent Purchase Price”) if the Company’s EBITDA for the calendar years 2013, 2014 and 2015 (the “Earn-Out Years”) equals or exceeds the targets specified herein for the Earn-Out Years.  For purposes of this Schedule 1.6, the Company’s EBITDA will be determined in accordance with the methodologies and definitions specified in Schedule 1.6.

(b)                           Annual EBITDA Statement.  Not later than April 1 of any year following an Earn-Out Year, Buyer shall deliver to Sellers a statement (the “EBITDA Statement”) setting forth Buyer’s determination of the Company’s EBITDA for such Earn-Out Year.  Sellers and their representatives will have access to the books and records of the Company in order to review an EBITDA Statement.  If Sellers disagree with an EBITDA Statement, Sellers may, within thirty (30) days after receipt of the EBITDA Statement, deliver a notice (an “Earn-Out Objection Notice”) to Buyer setting forth Sellers’ calculation of the Company’s EBITDA for the applicable Earn-Out Year.  If Sellers do not deliver an Earn-Out Objection Notice within such thirty (30) day period, then the Company’s EBITDA for the Earn-Out Year covered by the EBITDA Statement shall be deemed to be finally determined by the EBITDA Statement.

(c)                            Dispute Resolution.  If Sellers timely deliver an Earn-Out Objection Notice, Buyer and Sellers will use commercially reasonable efforts to resolve the disagreements as set forth in such Earn-Out Objection Notice, but if they do not obtain a final resolution within fifteen (15) days after Buyer has received the Earn Out Objection Notice (or such longer period to which Buyer and Sellers agree in writing), Buyer and Sellers will jointly retain the Firm to resolve any remaining disagreements.  Buyer and Sellers will direct the Firm to render a determination within sixty (60) days after its retention, and Buyer, Sellers and their respective agents will cooperate with the Firm during its engagement.  The Firm will consider only those items and amounts in the EBITDA Statement which are contested in the Earn-Out Objection Notice and which the Parties are unable to resolve.  Buyer, on the one hand, and Sellers, on the other hand, shall each make written a submission to the Firm promptly (and in any event within fifteen (15) days after the Firm’s engagement), which submissions shall contain such Party’s computation of the Company’s EBITDA for the applicable Earn-Out Year and information, arguments and support for such Party’s position as such Party may elect to offer.  The Firm’s determination will be based on the terms and conditions of this Agreement, including the definitions set forth in Appendix A and the methodology set forth in Schedule 1.6.  The Firm shall review such submissions and shall perform such procedures as it deems appropriate in making its determinations.  In resolving any disputed item, the Firm may not assign a value to any item greater than the highest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party.  The determination of the Firm will be final, conclusive and binding upon, and non-appealable by, the Parties.  Buyer and Sellers shall each pay one-half of the Firm’s expenses.

(d)                           Contingent Purchase Price Formula.  Buyer will pay Contingent Purchase Price to Sellers in respect of an Earn-Out Year if the Company’s EBITDA, as finally determined pursuant to Section 1.6(b) or 1.6(c), exceeds the applicable minimum EBITDA for such Earn-Out Year.  The minimum EBITDA for each Earn-Out year is as follows:

2013	2014	2015
$2,703,000	$2,974,000	$3,271,000

If the Company’s EBITDA for an Earn-Out Year exceeds the minimum EBITDA for the year, then the Sellers shall be paid as Contingent Purchase Price an amount equal to the product of (i) such excess EBITDA over the minimum and (ii) the following multiple:

2013	2014	2015
2.025	1.0125	.90

(e)                            Payment.  Within five (5) days after final determination of the Company’s EBITDA for an Earn-Out Year, Buyer will pay to Sellers, in immediately available funds, the Contingent Purchase Price due, if any, in respect of such year, provided, however, that (i) $1,500,000 of the Contingent Purchase Price, if any, payable in respect of Earn-Out Year 2013, or the entire Contingent Purchase Price payable in respect of such year if less than $1,500,000 (“Holdback Amount”) will not be paid until August 31, 2014, and (ii) without limiting any other right or remedy available to Buyer, Buyer shall be entitled to set off Buyer Damages against any Contingent Purchase Price due to Sellers.  The Holdback Amount paid to Sellers on August 31, 2014 (less any set-off for Buyer Damages) shall include interest at the Six Month T-Bill Rate with interest commencing on the date that is five (5) days after final determination of the Company’s EBITDA for 2013.

(f)                             Contingent Purchase Price Cap.  Notwithstanding any other provision of this Agreement, the aggregate Contingent Purchase Price payable to Seller in respect of all Earn-Out Years will not exceed $7,500,000 (“Maximum Contingent Purchase Price”).

(g)                            Dispute.  If, pursuant to Section 1.6(c) above, there is a dispute as to the final determination of the Company’s EBITDA for any Earn-Out Year, Buyer shall promptly pay to Sellers the Contingent Purchase Price payable, if any, with respect to EBITDA not in dispute (less the Holdback Amount or any set-off for Buyer Damages, if applicable).

(h)                           Certain Changes During Earn-Out Years.  The Buyer agrees that, until the earlier of completion of Earn-Out Year 2015 or payment to Sellers of the Maximum Contingent Purchase Price, Buyer will not cause or permit any of the following events except with the prior written consent of the Sellers:  (i) any merger or consolidation of the Company with any Person other than Buyer or Affiliate of Buyer; (ii) any sale or transfer of all or substantially all of the assets of the Company to any Person except to Buyer or an Affiliate of Buyer; (iii) any sale or transfer of securities of the Company representing more than fifty percent (50%) of the voting power of all such securities except to Buyer or any Affiliate of Buyer; or (iv) any engaging by the Company in any business other than the Company’s Business.

Article 2

REPRESENTATIONS AND WARRANTIES
OF SELLERS

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Sellers jointly and severally represent and warrant to Buyer as set forth in this Article 2.  The representations and warranties of Sellers set forth in this Article 2 shall be true and correct as of the date hereof and at and as of the Closing Date.  The representations and warranties of Sellers set forth in this Article 2 are made subject to the exceptions specified in the Disclosure Schedules, and, in order to simplify the disclosure process, any exception specified in a Disclosure Schedule shall be deemed to be specified in any other Disclosure Schedule where the applicability or relevance of such exception to the other Disclosure Schedule is obvious.

2.1                               Organization; Qualification.  Schedule 2.1 contains a complete and accurate list of the Company’s full corporate name, each assumed name or trade name under which the Company conducts business (or has conducted business since the Company’s formation), its jurisdiction of incorporation, and each other jurisdiction in which it is duly authorized to do business as a foreign corporation.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Illinois.  The Company has the corporate power and authority to operate, own and lease its properties, and carry on its business as now conducted. The Company is duly qualified and in good standing as a foreign corporation and is duly authorized to transact business in each jurisdiction where failure to do so would result in a Material Adverse Effect.  Schedule 2.1 sets forth a complete and accurate copy of the certificate of incorporation, as amended, and bylaws, as amended, of the Company, and a complete and accurate list of directors and officers of the Company.

2.2                               Authorization and Enforceability.  Each Seller has full and unrestricted right, power, capacity and authority to enter into and perform this Agreement, and each other agreement and instrument to be executed and delivered by Sellers pursuant to this Agreement (collectively with this Agreement, the “Seller Transaction Documents”) to which such Seller is a party, and the execution, delivery and performance of this Agreement and the other Seller Transaction Documents by each Seller have been duly authorized by all necessary action.  This Agreement constitutes, and the other Seller Transaction Documents when executed will constitute, the legal, valid and binding obligations of Sellers enforceable against Sellers in accordance with their respective terms, except to the extent that enforceability is limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors’ rights and remedies or by equitable principles.

2.3                               No Violation of Laws or Agreements.  None of the execution and delivery of this Agreement or the other Seller Transaction Documents, the consummation of the transactions contemplated hereby or thereby or the compliance with or fulfillment of their respective terms, conditions or provisions hereof or thereof by Sellers will directly or indirectly (with or without notice or lapse of time) (a) contravene any provision of the certificate of incorporation, as amended, or bylaws, as amended, of the Company, (b) result in a breach of or constitute a default or an event of default under, require payment or accelerate any rights or obligations under any of the terms of or result in or give rise to a right of termination or the loss of any right under any Contract, or any license or permit to which any Seller or the Company are a party or by which any Seller’s or the Company’s Assets or properties are bound, (c) violate any Applicable Law or Applicable Order to which any Seller or the Company is subject or (d) result in the imposition or creation of any Encumbrance upon or with respect to the Shares or the Assets.

2.4                               Consents and Approvals.  Except as otherwise set forth on Schedule 2.4, the execution, delivery and performance by Sellers of this Agreement and the other Seller

Transaction Documents do not require any consent, approval, authorization or order of, action by, filing with, or notification to, any Person.

2.5                               Shares; Capitalization.

(a)                           The authorized capital stock of the Company consists solely of 1,000 shares of common stock, no par value per share.  The outstanding capital stock of the Company consists solely of 100 shares of common stock (the “Shares”) all of which are owned of record and beneficially by Mr. Antonini and Mrs. Antonini as joint owners with rights of survivorship.

(b)                           Sellers hold the exclusive right and power to vote the Shares.  The Shares are owned by Sellers free and clear of any and all Encumbrances.  Upon delivery of the Shares under this Agreement, Buyer will acquire good, valid and legal title to the Shares, free and clear of any Encumbrances. There are no outstanding subscriptions, options, warrants, preemptive rights, exchange rights, appreciation rights, phantom stock or other rights to acquire from Sellers or the Company any of the Shares or any other shares of capital stock or other securities of the Company.  The Shares are validly issued, fully paid and nonassessable.  The Shares were issued in compliance with all applicable federal and state securities laws and regulations.  No capital stock of the Company has been issued in violation of any Applicable Law or of preemptive or similar rights.

2.6                               Subsidiaries and Investments.  The Company does not own any equity or other interest in any other Person, nor does the Company have any right to acquire any equity or other interest in any other Person.

2.7                               Financial Statements; Undisclosed Liabilities.

(a)                           Attached hereto as Schedule 2.7(a) are (i) the balance sheets of the Company as of September 30, 2010, 2011 and 2012, and compiled statements of income and cash flows of the Company for the fiscal years then ended.

(b)                           For purposes of this Agreement, “Financial Statements” means the financial statements attached hereto as Schedule 2.7(a).  The Financial Statements are fairly present in all material aspects the Company’s financial position, results of operations and cash flows as of the dates and for the relevant periods indicated.  The Financial Statements have been prepared in accordance with GAAP, consistently applied except as disclosed on Schedule 2.7(b).

(c)                                  All references in this Agreement to “Balance Sheet” shall mean the Company’s balance sheet dated September 30, 2012, attached hereto in Schedule 2.7(a), and “Balance Sheet Date” shall mean September 30, 2012.  Except for (i) liabilities to the extent reflected on the Balance Sheet, (ii) liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business that are paid prior to the Closing Date or included as Current Liabilities or Indebtedness in the computation of the Purchase Price Adjustment, and (iii) liabilities set forth on Schedule 2.7(c), the Company does not have any liabilities or obligations of any nature (whether known, unknown, accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

(d)                           To the Sellers’ Knowledge, since the Balance Sheet Date, there has not been any material adverse change in the business, operations, Assets or condition of the Company and no event has occurred or circumstance exists that will result in such a material adverse change.

2.8                               Books and Records.  The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.  At the Closing, all of such books and records will be in the possession of the Company.

2.9                               Title to Assets; Condition and Sufficiency.

(a)                           The Company owns good and valid title to, or a valid leasehold interest in, all of the assets used in the conduct of its business, reflected on the Balance Sheet, or purported to be owned by the Company (including all real, personal, or mixed assets and whether intangible or tangible) (collectively, the “Assets”).  The Assets are not subject to any security interest, pledge, hypothecation, mortgage, lien, charge, restriction or encumbrance (“Encumbrance”), except for (a) liens for Taxes not yet due, (b) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen occurring in the Ordinary Course of Business for sums not yet due, (c) liens set forth on Schedule 2.9(a), and (d) Encumbrances disclosed in the notes to the Financial Statements for the year ended September 30, 2012.

(b)                           Schedule 2.9(b) includes an accurate and complete list of all equipment owned by the Company and having an individual book value in excess of $10,000.  Schedule 2.9(b) also sets forth an accurate and complete list of each lease of equipment having aggregate minimum lease payments in excess of $10,000 annually binding upon the Company.  Each such equipment lease is a valid and binding agreement of the Company and is in full force and effect, and neither the Company nor, to the Sellers’ Knowledge, any other party thereto, is in material default or breach under the terms of any such equipment lease, and, to the Sellers’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of material default under any equipment lease.  The Company has made available to the Buyer correct and complete copies of any and all such equipment leases.

(c)                            Except as set forth on Schedule 2.9(c), to Sellers’ Knowledge, the tangible property included in the Assets is structurally sound, in good operating condition and repair, and is adequate for the uses to which it is being put and none of such tangible property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(d)                           To the Sellers’ Knowledge, the Assets are sufficient for the continued conduct of the business of the Company after the Closing in substantially the same manner as is conducted prior to the Closing, noncompliance with which would have a Material Adverse Effect.

(e)                            The Inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which (except as shown on Schedule 2.9(e)) is usable or saleable in the Ordinary Course of Business, and none of which is obsolete, subject only to the reserve for inventory writedown set forth on the face of the Balance Sheet as adjusted for the passage of time through the Closing Date.

2.10                        Real Property.

(a)                           Except as set forth on Schedule 2.10(a) the Company does not currently possess, nor has ever possessed, an ownership or leasehold interest in, or otherwise occupied, any real property.  The Company is not a party to any agreement or option to purchase any real property or any interest therein.

(b)                                 Schedule 2.10(b) describes all of the real property that is currently used in the conduct of any Company’s businesses (the “Leased Real Property”).  The Company has a valid and existing leasehold interest in the Leased Real Property pursuant to a written lease, a true and complete copy of which has been previously delivered to Buyer.

(c)                            Except as set forth on Schedule 2.10(c) the Company is the sole occupant and user of the Leased Real Property.  The Company has not leased, sub-leased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof, except as described on Schedule 2.10(c).  The Company has not collaterally assigned or granted any Encumbrance in the underlying lease for the Leased Real Property, except as described on Schedule 2.10(c).

(d)                           All buildings, structures, fixtures, building systems, and components thereof on or serving the Leased Real Property (the “Improvements”) are in good operating condition and repair and sufficient for the operation of the Company’s businesses.  There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, prevent the use or the occupancy of the Improvements or in the operation of the Company’s business.

(e)                            The current use and occupancy of the Leased Real Property do not violate any Applicable Laws.  Neither the Company nor any Seller has received written notice of any violation of any Applicable Laws with respect to its occupancy of the Leased Real Property.

(f)                                   There is no condemnation, expropriation or other proceeding in eminent domain, pending, or to Sellers’ Knowledge, threatened, affecting the Leased Real Property or any portion thereof or interest therein.

(g)                            All certificates of occupancy, permits, licenses, franchises, approvals and authorizations of all Governmental Authorities or any other Person having jurisdiction over the Leased Real Property which are required for the Company’s use or occupancy of the Leased Real Properties have been issued and are in full force and effect.  Neither the Company nor any Seller has received written notice from any Governmental Authority or any other Person having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any such certificate, permit, license, franchise, approval or authorization.

(h)                           The lease pursuant to which the Company occupies the Leased Real Property is legal, valid, binding, enforceable and in full force and effect in accordance with its terms.  No party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under such lease.  Such lease will be terminated upon the Closing and, upon such termination, the Company will have no further liability or obligation thereunder.

2.11                        Proceedings.

(a)                                 Except as set forth on Schedule 2.11(a), there are no pending Proceedings to which the Company is a party, or which otherwise relate to or may have an effect on the Company, the Assets or the Shares.

(b)                           No Proceeding is being threatened by the Company against any other Person, and to Sellers’ Knowledge, no other Person is threatening any Proceeding against the Company, or which otherwise relates to or may have an effect on the Company, the Assets or the Shares.

(c)                                  No Seller nor the Company is a party to any outstanding judgments, decrees or orders of any Governmental Authority.

(d)                                 Schedule 2.11(d) sets forth all Proceedings resolved by the Company or any Seller (with respect to the Company, the Shares or the Assets) since January 1, 2008, including resolutions by judgment, dismissal, settlement or otherwise.

2.12                        Material Contracts.

(a)                                 Schedule 2.12(a) lists each of the following outstanding executory Contracts (such Contracts, whether listed on Schedule 2.12(a) or required to be listed on Schedule 2.12(a), being “Material Contracts”):

(1)                                 each Contract or related series of Contracts to which the Company is a party that cannot be cancelled by the Company on thirty (30) days’ notice or less without penalty or further payment and under the terms of which the Company (A) is likely to pay or otherwise give consideration of more than $10,000 in the aggregate over the remaining term of such Contract or (B) is likely to be entitled to receive consideration of more than $10,000 in the aggregate over the remaining term of the Contract;

(2)                                 all Contracts pursuant to which the Company has granted a power of attorney or appointed an agent;

(3)                                 all Contracts between the Company and any of its employees, including, but not limited to, all collective bargaining agreements;

(4)                                 all Contracts between the Company and any Governmental Authority;

(5)                                 all Contracts relating to the use, occupancy, management or operation of the Leased Real Property;

(6)                                 all Contracts concerning a partnership, joint venture or sharing of profits and losses between the Company and any other Person;

(7)                                 all Contracts pursuant to which the Company or any Insider has agreed to refrain from engaging in competition with any other Person;

(8)                                 all Contracts under which the Company has created, incurred, assumed or guaranteed any Indebtedness;

(9)                                 all Contracts under which the Company has advanced or loaned any amounts to any other Person;

(10)                          all Contracts between the Company and any Insider;

(11)                          all Contracts under which the consequences of a default or termination would have a Material Adverse Effect; and

(b)                           Each Material Contract is in full force and effect, valid and binding on, and enforceable by, the Company, and, is valid and binding on the other party or parties thereto.  The Company is not and, except as set forth on Schedule 2.12(b), to any Sellers’ Knowledge, no other party to any Material Contract is, in breach of, or default under, in any material respect, any Material Contract.

(c)                            Sellers have heretofore delivered to Buyer true and complete copies of all written Material Contracts.

(d)                           To Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or material breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract.

(e)                            Except as described on Schedule 2.12(e), the sale and purchase of the Shares as contemplated by this Agreement will not constitute a breach of or default under any Material Contract and will not create any right of any Person to terminate, suspend or modify any Material Contract.

2.13                        Labor.

(a)                            The Company is not, nor has ever been, a party to or subject to any collective bargaining agreement with respect to its employees, and no labor union or other collective bargaining unit represents any of the Company’s employees.  To Sellers’ Knowledge, there is no union campaign being conducted to represent any of the Company’s employees and no application has been filed for certification of a collective bargaining agent.  Since January 1, 2008, to the Sellers’ Knowledge, the Company has complied in all respects with all Applicable Laws relating to the employment of labor, including, but not limited to, those related to wages, hours, collective bargaining, and discrimination, and the Company has not received any written notice alleging that it has failed to comply with any such Applicable Laws within the preceding five years.  Since January 1, 2008, no Seller nor the Company has received written notice that there are any controversies, disputes or proceedings pending between the Company and any employee of the Company, and to Sellers’ Knowledge, the Company has not received any threat of a controversy, dispute or proceeding, between the Company and any employee.  No current management-level employee has given notice to the Company of his or her intention to terminate employment with the Company.

(b)                           Schedule 2.13(b) contains a complete and accurate list of the following information for each current employee of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation pay or payable and any change in compensation since January 1, 2012; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan.

(c)                            To Sellers’ Knowledge, no employee of the Company is barred by any Contract or other requirement that purports to limit the ability of such employee to perform any services for or on behalf of the Company or to assign to the Company any Intellectual Property Right.

2.14                        Transactions with Insiders.  Except as set forth on Schedule 2.14, no Insider is a party to any Contract with the Company nor has any interest in any of the Assets.

2.15                        Intellectual Property.

(a)                           The Company owns, licenses or otherwise has the right to use, free and clear of all Encumbrances, the Intellectual Property Rights necessary for the conduct of the business of the Company as currently conducted (collectively, the “Company IP Rights”).  Schedule 2.15(a) sets forth a list of all issued patents and patent applications, all registered, applied-for and unregistered trademarks, service marks and trade names, logos, copyright registrations and applications, Internet domain names, and where applicable, the registration and application number(s) and all jurisdictions in which such items are registered or applied for.

(b)                           There is not pending against the Company any Proceeding contesting the use, validity or ownership of any Company IP Right, or alleging that the Company is infringing or misappropriating any Intellectual Property Rights of a Person.  To the Sellers’ Knowledge, the conduct of the business of the Company as currently conducted does not infringe or misuse any Intellectual Property Rights of any Person.

(c)                            No Company IP Right that is the subject of an application or registration has been canceled, abandoned, adjudicated invalid or otherwise terminated, and all renewal and other maintenance fees in respect of the Company IP Rights have been duly paid.

(d)                           Schedule 2.15(a) sets forth a full list of all licenses and agreements, other than agreements for shrink-wrap, click-wrap, and other licenses for “off-the-shelf” software, pursuant to which the Company is authorized to use any Intellectual Property Rights of any Person or pursuant to which any Person is authorized to use, sell, distribute or license any Company IP Rights, copies of which have been delivered to Buyer (collectively, the “Company IP Agreements”).  The Company is not in default under any Company IP Agreement.

(e)                            All intellectual property necessary to the operation of the business of the Company that was developed by any employee of the Company has been duly and validly assigned to the Company, and no Insider or other Person owns or holds, directly or indirectly, any interest in any of the Company IP Rights.

(f)                             No Contract to which the Company is a party restricts in any manner (including in regard to any class or type of customer, in any geographic area or during any period of time) the Company IP Rights, or requires payment to a third party in order for the Company to exercise, use, modify, maintain, support, transfer, license, distribute or enforce any Company IP Rights.

(g)                            To Sellers’ Knowledge, the Company has taken all reasonable measures to safeguard and maintain the confidentiality and value of the trade secrets and all other confidential processes, procedures, models, modules, business methods, know-how, data and other confidential information, data and materials owned or licensed by the Company.

(h)                           The software, hardware, networks and communications facilities used by the Company (collectively, “Systems”) are reasonably sufficient for the operation of the business as currently conducted, and the Company has arranged for back-up services adequate to meet its needs in the event the performance of any of the Systems or any material component thereof is rendered terminated or permanently inoperative or is permanently impeded or degraded due to any natural disaster or other event outside the reasonable control of the Company.

(i)                               Except as set forth on Schedule 2.15(i):

(1)                                 The Company is not in material breach of or material default under any Company IP Agreement, and to Seller’s Knowledge, no event exists that would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any Company IP Agreement.

(2)                                 To the Sellers’ Knowledge, no other Person is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Company IP Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not cause the Company to be in violation or default of, or constitute an event that would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, such Company IP Agreements.

2.16                        No Changes.  Since the Balance Sheet Date, the business of the Company has been conducted in the Ordinary Course of Business.  Without limiting the generality of the foregoing sentence, since the Balance Sheet Date, the Company has not, except as set forth on Schedule 2.16:

(a)                           sold, transferred or otherwise disposed of any Assets, except for the sale or lease of Inventory consisting of finished goods, disposal of obsolete Assets, and transfers of cash in payment of its expenses and liabilities, all in the Ordinary Course of Business;

(b)                           waived any right other than in the Ordinary Course of Business;

(c)                            increased the compensation or benefits payable to any employee;

(d)                           adopted, terminated, amended or otherwise modified any Employee Benefit Plan;

(e)                            suffered or incurred any damage or destruction to any of its properties in excess of $25,000 (whether or not covered by insurance);

(f)                             suffered any material adverse change to any relations or contracts with, or any loss of, any of its customer suppliers, employees, or others having business relationships with the Company;

(g)                            adopted any change in its accounting methods;

(h)                           made any change in any of its authorized or issued capital stock; granted any stock option for the right to purchase shares of its capital stock; issued any security convertible into capital stock; or purchased, redeemed, retired or otherwise acquired any capital stock of the Company;

(i)                               made any amendment to its certificate incorporation or bylaws;

(j)                              agreed to do any of the foregoing.

2.17                        Employee Benefits.

(a)                           Schedule 2.17(a) lists all Employee Benefit Plans.  True and complete copies of the following documents have been made available to Buyer, to the extent applicable:  (i) each Employee Benefit Plan which has been reduced to writing (and all amendments thereto) or a written description of any Employee Benefit Plans which have not been reduced to writing, (ii) summary plan descriptions and any summaries of material modifications, (iii) trust agreements, administrative services agreements, investment management Contracts and insurance Contracts, (iv) all material documents filed with the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation in the past 5 years, (v) the most recent annual report on Form 5500, with accompanying schedules and attachments, and summary annual reports, and (vi) the most recent taxable determination letter from the Internal Revenue Service.

(b)                           The Company has reserved the right to amend, terminate or modify at any time and for any reason all Employee Benefit Plans providing for retiree health or life insurance coverage or other retiree death benefits, and there have been no communications to employees or former employees which could reasonably be interpreted to promise or guarantee such employees or former employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(c)                            The Company does not maintain or contribute to, or otherwise could not reasonably be expected to have any liability (contingent or otherwise) with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (ii) an “employee pension plan” subject to Title IV of ERISA.  There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code with respect to any Employee Benefit Plan.  Each Employee Benefit Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by Applicable Law, including ERISA and the Code.  Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter or is subject to an advisory opinion from the Internal Revenue Service and nothing has occurred with respect to the operation of any such plan which could reasonably be expected to cause the loss of such qualification.  All material contributions required to be made under the terms of any Employee Benefit Plan have been timely made.  None of the assets of any Employee Benefit Plan intended to qualify under Section 401(a) of the Code is or has been invested in any property constituting employer real property or any employer security within the meaning of Section 407(d) of ERISA.

(d)                           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, alone or in connection with any other event: (i) increase any benefit otherwise payable or accrued under any of the Employee Benefit Plans, (ii) result in any payment that will not be deductible under Section 280G of the Code, (iii) result in the acceleration of the time of payment or vesting of any benefits provided under any of the Employee Benefit Plans, or (iv) require the Company to transfer or set aside any assets to fund otherwise provide for benefits for any individual.

(e)                            Other than routine claims for benefits, there are no suits, claims, actions, audits, voluntary compliance requests or other proceedings pending or, to Sellers’ Knowledge, threatened or otherwise involving any Employee Benefit Plan that could reasonably be expected to subject the Company to any material fine, penalty, Tax or liability.

(f)                             No services are provided to the Company by any “leased employee” as that term is defined under Section 414(n) of the Code.

(g)                            No Employee Benefit Plan has any participating employers other than the Company.

2.18                        Tax Matters.

(a)                           Except as disclosed on Schedule 2.18(a), the Company has timely filed all Tax Returns that it was required to file on or before the Closing Date.  All such Tax Returns were correct and complete in all respects.  All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid.  Except as disclosed on Schedule 2.18(a), the Company is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)                           The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)                            The Company has not received written notice indicating that any Governmental Authority intends to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any of the Sellers and the directors and officers of the Company have knowledge based upon personal contact with any agent of such Governmental Authority.  Schedule 2.18(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after January 1, 2007, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 2007.

(d)                           The Company has not waived any statute of limitations in respect of Taxes nor agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)                            The Company has not filed a consent under Code §341(f) concerning collapsible corporations.  The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code §280G.  The Company has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662.  The Company is not a party to any Tax allocation or sharing agreement.  The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any Person under 26 C.F.R. §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(f)                             The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet.

(g)                            The Company has been a validly existing S corporation within the meaning of Code §§1361 and 1362 at all times since October 1, 1998 and will be an S corporation up to and including the Closing Date.

2.19                        Insurance.

(a)                           Schedule 2.19(a) describes:

(1)                                 all policies of insurance to which the Company is a party or under which the Company, or any director, officer or employee of any Company, is or has been covered at any time since January 1, 2008;

(2)                                 all pending applications by the Company for any policy of insurance;

(3)                                 any self-insurance arrangement by or affecting the Company, including any reserves established thereunder; and

(4)                                 any obligation of the Company to any third party with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(b)                           With respect to each insurance policy identified on Schedule 2.19(a), Schedule 2.19(b) sets forth, by year, for the current policy year and each of the three preceding policy years:

(1)                                 a summary of the loss experience under each policy;

(2)                                 a statement describing each claim under an insurance policy for an amount in excess of $25,000, which sets forth:

(A)                               the name of the claimant;

(B)                               a description of the policy by insurer, type of insurance, and period of coverage; and

(C)                               the amount and a brief description of the claim; and

(3)                                 a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(c)                            Except as set forth on Schedule 2.19(c):

(1)                                 all policies to which the Company is a party or that provide coverage to the Company, or any director or officer of the Company:

(A)                               are valid, outstanding, and enforceable;

(B)                               to Sellers’ Knowledge, are issued by an insurer that is financially sound;

(C)                               to Sellers’ Knowledge, taken together, provide adequate insurance coverage for the Assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business as the Company;

(D)                               are sufficient for compliance with all legal requirements and contracts to which the Company is a party or by which any of them is bound;

(E)                                will continue in full force and effect following the consummation of the transactions contemplated by this Agreement; and

(F)                                 do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

(2)                                 the Company has not received (A) any refusal of coverage or any written notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other written indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder;

(3)                                 the Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or any employee or director thereof; and

(4)                                 the Company has given notice to the insurer of all claims that may be insured thereby.

2.20                        Environmental and Safety Matters.

(a)                           The Company has complied in all respects with, and is currently in compliance in all respects with, applicable Environmental Laws, is not subject to any unresolved Environmental Orders, and has not received any Environmental Claims which relate to the Company or the Leased Real Property.

(b)                           Without limiting the generality of the foregoing, the Company has obtained and complied in all respects with, and is currently in compliance in all respects with, all Environmental Permits that are required pursuant to applicable Environmental Laws for the Company’s operations and activities at the Leased Real Property.  All such Environmental

Permits are listed on Schedule 2.20(b).  Each of the Environmental Permits is in full force and effect and in good standing, and there is no action pending or, to Sellers’ Knowledge, threatened that disputes the validity of any such Environmental Permits or that is likely to result in the revocation, cancellation or suspension of any such Environmental Permits.

(c)                            Neither this Agreement, nor the other Seller Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby shall impose any obligations on Sellers or the Company to perform a Remedial Action or to notify or seek the consent of any Government Authority under any Environmental Laws (including, without limitation, any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(d)                           The Company has not treated, stored, disposed of, or arranged for the disposal of, transported, handled, or Released any Regulated Substance in violation of any Environmental Laws.  The Company has not received an Environmental Claim based on any such treatment, storage, disposal, transportation, handling or Releasing of any Regulated Substance.

(e)                            Without limiting the generality of the foregoing, the Company’s operations and activities have not resulted in any facts, events, or conditions relating to the Leased Real Property or otherwise which could reasonably be expected to result in the Company incurring the responsibility for the costs or performance of any Remedial Actions or which would reasonably be expected to result in any Environmental Claims against the Company.

(f)                             The Company has not, either expressly or by operation of law, assumed or undertaken the responsibility for the costs or performance of a Remedial Action, or compliance with an Environmental Order, or the responsibility or obligations relating or pertaining to an Environmental Claim made by or assessed against any other Person.

(g)                            The Company has complied in all respects with, and is currently in compliance in all respects with, all Safety Laws, and the Company is not subject to any unresolved Safety Orders.

(h)                           There is not now and, except as disclosed on Schedule 2.20(h), to Sellers’ Knowledge there has not been at any time in the past, any underground storage tanks or above ground storage tanks or pipelines, whether or not in use, at the Leased Real Property or in any way connected or related to any of the past or current operations of any Company.

(i)                               No off-site location at which the Company has disposed or arranged for the disposal of any waste is listed on the National Priorities List or any comparable state list and the Company has not received any written notice from any Person with respect to any off-site location of potential or actual liability or a written request for information from any Person under or related to any Environmental Laws.

(j)                              No real property at any time owned, leased, operated or controlled by the Company is currently listed on the National Priorities List or Comprehensive Environmental

Response, Compensation and Liability Information system, both promulgated under Environmental Laws, or any comparable state list, and neither any Seller nor the Company has received any written notice from any Person under or relating to such Environmental Laws or any such list.

(k)                           All material reports, records, correspondence, studies, memoranda or other written communications related to the study, assessment, investigation or evaluation of any of the operations of the Company, the Leased Real Property or any other assets of the Company, in any way related to Environmental Laws, Environmental Permits, Environmental Orders, Regulated Substance Remedial Action, Release, Environmental Claims, Safety Laws or Safety Orders, have been provided to Buyer.

2.21                        Product Warranty.  To Sellers’ Knowledge, since January 1, 2008, each product manufactured, sold, leased, or delivered by the Company has been in material conformity with all applicable contractual commitments and all express and implied warranties, and the Company does not have any liability (and there is no basis for any present or future action, suit, proceeding, hearing investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to replacement or repair in the Ordinary Course of Business.  No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the Company’s applicable standard terms and conditions of sale or lease.  Schedule 2.21 includes copies of the Company’s standard terms and conditions of sale (containing all applicable guaranty, warranty, and indemnity provisions).

2.22                        Product Liability.  The Company does not have any liability arising out of any injury to individuals or property occurring prior to the Closing Date as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

2.23                        Notes and Accounts Receivables.  All Accounts Receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in the Ordinary Course of Business (so long as Company uses commercially reasonable efforts to collect them) in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date, except as shown on Schedule 2.23.

2.24                        Customers and Suppliers.

(a)                           To Sellers’ Knowledge, no customer intends to cease or substantially reduce its purchases of products of the Company.  The Company’s backlog as of November 30, 2012, as set forth on Schedule 2.24(a), represents legally valid orders and no order included in such backlog has been canceled.  To Seller’s knowledge, no customer intends to cancel any such order included in such backlog.

(b)                           To Sellers’ Knowledge, no supplier has notified the Company in writing that such supplier intends to cease or substantially reduce its supply of products, goods or services to the Company.

(c)                            Schedule 2.24(c) sets forth all deposits, advances and other payments received by the Company in respect of products and/or services not yet delivered or performed by the Company.

2.25                        Finder’s Fees.  Except for the fee to be paid by Sellers to M&A Securities Group, Inc., no Seller nor the Company has employed any finder or investment banker or incurred any liability (whether absolute or contingent) for any commissions or broker’s or finder’s fees in connection with the transactions contemplated herein.

2.26                        Compliance with Laws; Permits.

(a)                           Since January 1, 2008, the operations of the Company have been, in all material respects conducted in compliance with all Applicable Laws and Applicable Orders.

(b)                           Schedule 2.26(b) contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or the Assets.  Each Governmental Authorization listed or required to be listed in Schedule 2.26(b) is valid and in full force and effect.  Except as set forth in Schedule 2.26(b):

(1)                                 the Company is, and at all times since January 1, 2008, has been, in compliance, in all material respects, with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 2.26(b).

(2)                                 no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 2.26(b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 2.26(b).

(3)                                 Since January 1, 2008, the Company has not received any written notice from any Governmental Authority or any other Person regarding (A) any violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization.

(4)                                 all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 2.26(b) have been duly filed on a timely basis (or a timely and effective request for an extension has been field) with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis (or a timely and effective request for an extension has been filed) with the appropriate Governmental Authorities.

(c)                            The Governmental Authorizations listed in Schedule 2.26(b) collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit the Company to own and use its Assets in the manner in which it currently owns and uses such Assets.

2.27                        Anti-Corruption Compliance.  Since January 1, 2008, neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, including each Seller, has directly or indirectly, in violation of Applicable Law, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

2.28                        Banking Relationships.  Schedule 2.28 sets forth the names and locations of all banks and other financial institutions at which the Company maintains any accounts of any nature, and identifies the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom.

2.29                        Disclosure.  No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

Article 3

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to Sellers as set forth in this Article 3.  The representations and warranties of Buyer set forth in this Article 3 shall be true and correct as of the date hereof and as of the closing.

3.1                               Organization; Corporate Power and Authority; Authorization.  Buyer is a corporation, duly organized, validly existing and subsisting and in good standing under the laws of New York.  Buyer has the corporate power and authority to enter into this Agreement and the other agreements and instruments to which it is or is to become a party (collectively with the Agreement, the “Buyer Transaction Documents”) and perform its obligations under this Agreement and the other Buyer Transaction Documents.  This Agreement has been duly executed and delivered and constitutes, and each other Buyer Transaction Document to which

Buyer is a party or which is executed at the Closing pursuant to this Agreement when executed and delivered by Buyer shall constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

3.2                               No Violation of Laws or Agreements.  None of the execution and delivery of this Agreement or any of the other Buyer Transaction Documents, the consummation of the transactions contemplated hereby or thereby or the compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Buyer will: (a) contravene any provision of the certificate of incorporation or bylaws of Buyer, (b) conflict with, or result in a breach of, or constitute a default or an event of default under any of the terms, conditions or provisions of, or result in the termination or loss of any material rights under, any license, franchise, indenture, mortgage, loan or credit agreement or any other agreement or instrument to which Buyer is a party or by which its assets may be bound or affected, or (c) violate any law or violate any judgment, order or decree of any Governmental Authority to which Buyer is subject or which its assets may be bound or affected.

3.3                               Consents and Approvals.  The execution, delivery and performance by Buyer of this Agreement and the other Buyer Transaction Documents do not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Person.

3.4                               Investor Representations.  Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

3.5                               Finder’s Fees.  Buyer has not employed any finder or investment banker or incurred any liability (whether absolute or contingent) for any commissions or broker’s or finder’s fees in connection with the transactions contemplated herein.

Article 4

CERTAIN COVENANTS

4.1                               Conduct of Business Pending Closing.

(a)                           Ordinary Course.  From and after the date hereof through and including the Closing Date, Sellers shall use commercially reasonable efforts to cause the Company to continue to conduct its operations and business and administer its affairs only in the Ordinary Course of Business.  Without limiting the generality of the foregoing, from and after the date hereof through and including the Closing Date, Sellers shall use commercially reasonable efforts to cause the Company to (i) preserve substantially intact its business organization and (ii) to keep available the services of its present officers and other employees and preserve in all material respects its relationships and goodwill with its customers and suppliers.

(b)                           Transactions.  Without limiting the generality of Section 4.1, from and after the date hereof through and including the Closing Date, Sellers shall cause the Company not to, unless Buyer shall otherwise consent in writing:

(1)                                 amend its charter documents or bylaws;

(2)                                 make any change in its authorized capital stock, or issue any shares of stock of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the Company’s issued and unissued capital stock, or grant any stock appreciation or similar rights, or declare or pay any dividend or other distribution in respect of such corporation’s capital stock;

(3)                                 enter into any Material Contract, except those made in the Ordinary Course of Business, the terms of which are commercially reasonable and consistent with past practices;

(4)                                 amend, modify or waive any right under any Material Contract;

(5)                                 enter into any employment or consulting contract or arrangement that is not terminable at will and without penalty or continuing obligation;

(6)                                 except for the capital expenditure projects listed on Schedule 4.1(b)(6), make or commit to make for any period after the date of this Agreement any individual capital expenditure in an amount in excess of $25,000 or capital expenditures which in the aggregate exceed $25,000;

(7)                                 incur any Indebtedness;

(8)                                 make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax; or without limiting the generality of the foregoing, take any action that would terminate the Company’s status as an S corporation for Federal or state tax purposes;

(9)                                 amend or increase the compensation or benefits payable to any employee of the Company, except as required by a written agreement to which the Company is a party on the date of the Agreement and which is disclosed in Schedule 2.12(a);

(10)                          take any other action or fail to take any other commercially reasonable action within the Company’s control, which would cause any representation or warranty set forth in Article 2 of this Agreement to be breached or untrue as of the Closing Date; or

(11)                          agree to any of the foregoing.

(c)                                  Access, Information and Documents.  Until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Sellers shall give to Buyer and to Buyer’s employees and representatives (including, but not limited to, accountants, attorneys, financing sources, environmental consultants and engineers), reasonable access to all of the Leased Real Property and the Company’s books, tax returns, contracts, commitments, records, management level personnel and accountants, and shall furnish to Buyer all such documents and copies of documents and all information with respect to the Assets, liabilities and affairs of the Company as Buyer may reasonably request; provided, however, that all requests shall be directed through Sellers or M&A Securities Group, Inc.

4.2                               Confidentiality.  The terms of that certain confidentiality letter agreement, dated June 5, 2012 (signed June 15, 2012) between Buyer and the Company (the “Confidentiality Agreement”), are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate.  If this Agreement is, for any reason, terminated prior to the Closing in accordance with Section 8.1, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

4.3                               Further Assurances.  Each of the Parties hereto shall, at any time and from time to time on and after the Closing, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such documents and other papers as may be reasonably required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.

4.4                               Consents.  The Parties hereto shall reasonably cooperate in good faith and each Party hereto shall use commercially reasonable efforts, including filing any notice or application in connection therewith on a timely basis, to obtain all Required Consents.

4.5                               Additional Tax Matters.

(a)                                 Sellers shall be responsible for the preparation and timely filing of all Tax Returns of the Company that are required to be filed (giving effect to extensions) prior to the Closing Date.  Sellers shall be responsible for the contents of such Tax Returns and for the payment of all Taxes due with respect thereto.

(b)                                 Buyer shall prepare or cause to be prepared and file all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing.  To the extent permitted by Applicable Law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their returns in a manner consistent with the Schedule K-1’s furnished by the Company for such periods.  Sellers shall reimburse the Company for Taxes imposed upon the Company with respect to such periods within fifteen (15) days after payment by Buyer or the Company of such Taxes to the extent such Taxes are not reflected in the Current Liabilities in computing the Purchase Price Adjustment.

(c)                                  Buyer shall prepare or cause to be prepared and file any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date.  Sellers shall pay to the Company within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period, if any, ending on the Closing Date to the extent such Taxes are not reflected in the Current Liabilities of the Company in computing the Purchase Price

Adjustment.  For purposes of this Section 4.5(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date.

(d)                                 Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 4.5 and any audit, litigation or other Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority; and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(e)                                  Buyer and Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(f)                                   Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code and all United States Treasury Department regulations promulgated thereunder.

(g)                                  The Parties agree that One Hundred and Two Dollars ($102.00) of the Purchase Price shall be allocated to the non-competition agreement of each Seller hereunder solely for Tax purposes.  The balance of the Purchase Price shall be allocated to the Shares.  Sellers and Buyer shall reflect such allocation in all applicable income Tax Returns filed by any of them, and neither Sellers nor Buyer shall take a position before any Governmental Authority or otherwise (including in any Tax Return) inconsistent with such allocation.  The Parties do not intend this allocation of the Purchase Price to diminish the importance of the non-competition agreement to Buyer or limit Buyer’s remedies for any breach of such agreement.

4.6          Exclusivity.  Until the earlier of the Closing Date or such date as this Agreement is terminated, neither Seller will, and each Seller will cause the Company and its representatives not to, solicit, initiate, encourage, provide any information with respect to, negotiate or agree to any other proposals or offers from any Person, other than Buyer and its representatives, relating to the sale or other disposition of the Shares, the sale or disposition of any material portion of the Assets, any reorganization, liquidation, dissolution, recapitalization, merger, consolidation, business combination or similar transaction involving the Company.

4.7          Consummation of Closing.  Each Party to this Agreement will use its commercially reasonable efforts to cause the conditions to Closing set forth in Section 5.1 and Section 5.2 to be satisfied as promptly as practicable after the date hereof.

4.8          Noncompetition and Nonsolicitation.

(a)         Noncompetition.  For a period of seven (7) years after the Closing Date, no Seller shall directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to, or guarantee the obligations of, any Person engaged in the Company’s Business, anywhere in the world.  The foregoing shall not prevent any Seller from becoming the passive owner of publicly traded securities of any Person engaged in such a competitive business, provided such securities do not exceed five percent (5%) of the capitalization of such business.

(b)         Nonsolicitation.  From and after the Closing Date, and at anywhere in the world, no Seller shall (i) cause, induce or attempt to cause or induce any customer of the Company to cease doing business with the Company, or to commence business with any competitor of the Company or (ii) cause, induce or attempt to cause or induce any employee of the Company to terminate his or her employment with the Company or breach any obligation owed by such employee to the Company.

(c)           Confidentiality.  After the Closing Date, each Seller shall treat and hold as confidential any confidential or proprietary information concerning the business and affairs of the Company (the “Confidential Information”), except to the extent such information (i) is or becomes generally available to the public (other than through a breach of this Agreement), or (ii) subject to the provisions below, is required to be disclosed under Applicable Law.  In the event that either Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.8(c).  If, in the absence of a protective order or the receipt of a waiver hereunder, either Seller is, on the advice of counsel, required to disclose any Confidential Information to any tribunal, such Seller may disclose the Confidential Information to the tribunal without being in breach of the provisions of this Section 4.8(c); provided that such Seller shall use his commercially reasonable efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall reasonably designate.  Notwithstanding the foregoing provisions of this Section 4.8(c), either

Seller may disclose Confidential Information to his counsel, accountants and agents on a need-to-know basis (provided that any such Person shall be informed of the confidential nature of such information, such disclosing Seller shall cause such Person to comply with the provisions of this Section 4.8(c) and such disclosing Seller shall be responsible for any breach of this Section 4.8(c) by any such Person).

(d)         Enforcement of Covenant.  Sellers agree that the covenants and agreements set forth in this Section 4.8 are a material inducement to Buyer to enter into this Agreement and perform its obligations hereunder and are necessary to protect the goodwill of the Company (which goodwill is a material portion of what is being acquired hereunder).  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in subsections (a), (b) or (c) is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the Parties’ intention in the invalid or unenforceable term or provision.

(e)         Remedy for Breach.  Sellers acknowledge and agree that in the event of a breach by a Seller of any of the provisions of this Section 4.8, monetary damages shall not constitute a sufficient remedy.  Consequently, in the event of any such breach, Buyer may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions, and Sellers hereby waive any obligation of such parties to post any bond or security in enforcing such rights.

(f)          Non Exclusivity of Covenants.  The obligations of Sellers and the rights of Buyer and the Company set forth in this Section 4.8 are in addition to, not in lieu of, all obligations and rights under Applicable Laws; and, with respect to Mr. Antonini; as set forth in the Employment Agreement.

4.9          Notice of Developments.  Sellers will give prompt written notice to Buyer of any development causing a breach of any of the representations and warranties in Article 2 above or any failure of such representations or warranties to continue to be true, after such development or failure becomes Sellers’ Knowledge.  No disclosure by Sellers pursuant to this Section 4.9, however, shall be deemed to amend or supplement the Disclosure Schedules, to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, or adversely affect the rights of Buyer under this Agreement.

4.10        Waiver.  Effective upon the Closing, each Seller hereby irrevocably waives, releases and discharges each of the Company, and its officers, directors, employees, agents and Affiliates from any and all liabilities or obligations to such Seller of any kind or nature whatsoever, whether in such Seller’s capacity as a stockholder, officer, director, employee or agent of the Company or otherwise (including, without limitation, in respect of rights of contribution or indemnification and all rights under any employment agreements), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise at law or equity, and no Seller shall seek to recover any amounts in connection therewith or thereunder from the Company, its officers, directors, employees, agents and Affiliates; provided that the foregoing waiver, release and discharge shall not apply with respect to any and all liabilities and obligations of Buyer or the Company to Sellers under any Transaction Document or with respect to any obligation of the Company to provide benefits under any Employee Pension Benefit Plan disclosed on Schedule 2.17(a).

4.11        Employment Agreement.  At the Closing, Mr. Antonini shall enter into an agreement with the Company, as attached hereto as Exhibit A (the “Employment Agreement”), pursuant to which Mr. Antonini will continue to be employed by the Company from and after the Closing Date.

4.12        Replacement Lease.  At the Closing, Seller shall cause BGM Holdings, LLC to enter into a lease with the Company, as attached hereto as Exhibit B (the “Replacement Lease”) pursuant to which lease currently covering the Leased Real Property shall be terminated and superseded in all respects.

4.13        Insider and Employee Accounts.  Prior to the Closing, Sellers will cause all Insiders and employees of the Company to pay to the Company all outstanding Indebtedness and accounts owed by such Persons to the Company.

Article 5

CONDITIONS PRECEDENT TO CLOSING

5.1          Conditions Precedent to the Obligations of Buyer.  The obligations of Buyer under this Agreement are subject to the fulfillment, prior to the Closing, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer at Buyer’s sole option and which conditions are set out herein for the exclusive benefit of Buyer):

(a)         Bring Down of Representations and Warranties.  The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except for those representations and warranties which are expressly stated to be made as of another specified date, which shall be true and correct as of such other specified date, as applicable);

(b)         Covenants.  Sellers shall have complied in all material respects with each of their covenants and obligations required to be performed by Sellers on or prior to the Closing;

(c)         Litigation.  There shall be no Proceeding pending or threatened, which if determined adversely, (i) would prohibit or materially impair Buyer’s ownership of the Shares or operation of all or a material portion of the Company’s business, (ii) would materially impair the ability of Buyer to realize the benefits of the transactions contemplated by this Agreement,

(iii) would prevent or make illegal the consummation of the transactions contemplated by this Agreement, (iv) would have a Material Adverse Effect on the Company;

(d)         Consents and Approvals.  The Required Consents, in form and substance reasonably satisfactory to Buyer, shall have been obtained;

(e)         No Material Adverse Effect.  There shall have occurred no change in the business, assets, liabilities, financial condition, operations, or results of operations of the Company since the date of this Agreement which resulted in a Material Adverse Effect.

(f)          Closing Certificate.  Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date, duly executed by both Sellers certifying to the fulfillment of the conditions set forth in Sections 5.1(a) and 5.1(b) (the “Sellers Closing Certificate”).  For avoidance of doubt, for the purposes of Section 7.2, the Sellers Closing Certificate shall for all purposes be deemed to be a complete restatement, as of the Closing Date, by Sellers of the representations and warranties set forth in Article 2.

(g)         Excluded Contract.  The Company shall have terminated the Excluded Contract and obtained a release from the counter-party thereto, which termination and release shall be set forth in a writing reasonably acceptable to Buyer.

5.2          Conditions Precedent to the Obligations of Sellers.  The obligations of Sellers to proceed with the Closing hereunder are subject to the fulfillment prior to or at the Closing of the following conditions (any one or more of which may be waived in whole or in part by Sellers at their sole option and which conditions are set out herein for the exclusive benefit of Sellers):

(a)         Bring Down of Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except for those representations and warranties which are expressly stated to be made as of another specified date, which shall be true and correct as of such other specified date, as applicable);

(b)         Covenants.  Buyer shall have complied in all material respects with each of its covenants and obligations required to be performed by Buyer on or prior to the Closing;

(c)         Litigation.  There shall be no Proceeding pending or threatened, which would prevent or make illegal the consummation of the transactions contemplated by this Agreement, or would materially impair the ability of Sellers to realize the benefits of the transactions contemplated by this Agreement;

(d)           Required Consents.  The Required Consents, in form and substance reasonably satisfactory to Sellers, shall have been obtained.

(e)           Closing Certificate.  Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, duly executed by Buyer certifying to the fulfillment of the conditions set forth in Sections 5.2(a) and 5.2(b) (the “Buyer Closing Certificate”).  For avoidance of doubt, for the purposes of Section 7.2, the Buyer Closing Certificate shall for all purposes be deemed to be a complete restatement, as of the Closing Date, by Buyer of the representations and warranties set forth in Article 3.

Article 6

CLOSING DELIVERIES AND ACTIONS

6.1          Sellers’ Deliveries.  At the Closing, in addition to the deliveries specified in Section 5.1 Sellers shall deliver to Buyer:

(a)         Stock Certificate.  Stock certificates representing the Shares, duly endorsed for transfer to Buyer.

(b)         Employment Agreement.  The Employment Agreement, duly executed by Mr. Antonini.

(c)         Replacement Lease.  The Replacement Lease, duly executed by BGM Holdings, LLC.

(d)         Resignations.  Resignations of each individual serving as an officer or director of the Company.

(e)         FIRPTA Affidavit.  A non-foreign affidavit, executed by Sellers, dated as of the Closing Date, sworn under penalty of perjury and in form and substance consistent with the requirements of the regulations issued pursuant to Section 1445 of the Code certifying that each Seller is not a “Foreign Person” as defined in Section 1445 of the Code.

6.2          Buyer’s Deliveries.  At the Closing, in addition to the deliveries specified in Section 5.2, Buyer shall deliver to Sellers:

(a)           The Base Purchase Price plus or minus the Estimated Purchase Price Adjustment.

Article 7

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

7.1          Survival of Representations.  The representations, warranties, agreements and covenants of Sellers and Buyer set forth in this Agreement shall survive the Closing, without limitation, except as provided in this Article 7. All of Sellers’ representations and warranties in Article 2 and the Seller Closing Certificate and Buyer’s representations and warranties in Article 3 and the Buyer Closing Certificate shall survive the Closing for a period of eighteen (18) months after the Closing Date except that:

(a)           the Fundamental Representations shall survive the Closing without time limitation, and

(b)         the representations and warranties in Sections 2.9(a) (Title to Assets), Section 2.17 (Employee Benefits), Section 2.18  (Tax Matters) and Section 2.20 (Environmental and Safety Matters) shall survive the Closing until the date that is 60 days after any claims relating thereto or arising from the subject matter thereof are barred by the applicable statute of limitations.

If written notice of a claim for indemnification hereunder has been given prior to the expiration of the applicable representations or warranties by any Party hereto, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.  The time limitations specified in this Section 7.1 shall not be applicable in the event of fraud.

7.2          Indemnification by Sellers.  Sellers shall, jointly and severally, indemnify, defend, and hold Buyer, the Company and their respective officers, directors, employees, agents and Affiliates (collectively, the “Buyer Indemnitees”) harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, judgments, deficiencies, liabilities, costs and expenses, including reasonable attorneys’ fees, interest, penalties, fines and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, net of actual receipt by Buyer of insurance proceeds (collectively the “Buyer Damages”) asserted against, imposed upon, resulting to or incurred by any Buyer Indemnitees, directly or indirectly, in connection with, or arising out of, or resulting from (a) a breach of any of the representations and warranties made by any Seller in Article 2 or in the Sellers Closing Certificate, (b) a breach or non-fulfillment of any of the covenants or agreements made by any Seller in or pursuant to this Agreement or any other Seller Transaction Document and (c) the Excluded Contract.  Because Buyer has provided for an Indemnity Basket Deductible, Sellers agree that for the purposes of determining liability and calculating Buyer Damages under this Article 7, a representation shall be deemed false and a warranty shall be deemed breached or not fulfilled if the same would have been false, breached of not fulfilled had the representation or warranty not been qualified by the words “material”, “in all material respects”, “Material Adverse Effect” or words of similar import.

7.3          Indemnification by Buyer.  Buyer shall indemnify, save and hold Sellers (the “Seller Indemnitees”) harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, judgments, deficiencies, liabilities, costs and expenses, including reasonable attorneys’ fees, interest, penalties, fines and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing net of actual receipt by Sellers of insurance proceeds, (collectively the “Seller Damages”) asserted against, imposed upon or resulting to or incurred by any Seller Indemnitees, directly or indirectly, in connection with, or arising out of, or resulting from (a) a breach of any of the representations and warranties made by Buyer in Article 3 or in the Buyer Closing Certificate, and (b) a breach or non-fulfillment of any of the covenants or agreements made by Buyer in or pursuant to this Agreement or any other Buyer Transaction Document.

7.4          Notice of Claims.  If any Buyer Indemnitee or Seller Indemnitee (an “Indemnified Party”) incurs Buyer Damages or Seller Damages, as the case may be (“Damages”) for which it is entitled to indemnification under this Article 7, such Indemnified Party shall, promptly notify the Party or Parties from whom indemnification is being claimed (the “Indemnifying Party”) of the nature of such claim.  The failure of an Indemnified Party to give any notice required by this Section 7.4 shall not affect any of such Party’s rights under this Article 7 except and to the extent that:  (i) such failure is actually prejudicial to the rights or obligations of the Indemnifying Party, or (ii) the notice related to Sellers’ representations and warranties in Article 2 (or the Sellers Closing Certificate) or Buyer’s representation and warranties in Article 3, (or the Buyer Closing Certificate) and such notice was served after the applicable period prescribed in Section 7.1, in which case Damages for breach of such representation and warranty shall not be recoverable.

7.5          Limits on Indemnification.

(a)         Sellers shall not be liable to indemnify any Buyer Indemnitee for any Buyer Damages for a breach of representation or warranty pursuant to Section 7.2(a) until the aggregate amount of such Buyer Damages exceeds $250,000 (the “Indemnity Basket Deductible”), and Sellers shall be jointly and severally liable to indemnify Buyer Indemnitees for all Buyer Damages arising under Section 7.2(a), less the Indemnity Basket Deductible; however this Section 7.5(a) shall not apply to Buyer Damages arising from a breach of (i) any Fundamental Representation; and (ii) the representations and warranties set forth in Sections 2.17, 2.18 and 2.20.

(b)         The maximum aggregate indemnification obligation of Sellers with respect to all breaches of the representations and warranties of Sellers shall be an amount equal to $4,000,000; however, this Section 7.5(b) shall not apply to Buyer Damages arising from a breach of (i) any Fundamental Representation; and (ii) the representation and warranties set forth in Sections 2.17, 2.18 and 2.20.

(c)           No Indemnifying Party shall have any liability for exemplary or punitive damages suffered or incurred by an Indemnified Party, provided that this limitation shall not be applicable with respect to exemplary or punitive damages payable by an Indemnified Party to a third party.

(d)         The limitations on indemnification set forth in Sections 7.5(a), 7.5(b), and 7.5(c) shall not be applicable in the event of a claim for fraud.

7.6          Special Inventory Indemnification.  In addition to and not in limitation of the provisions of Section 7.2, Sellers, jointly and severally, agree to promptly pay to Buyer and the Company, as Buyer Damages, the Company’s cost for any Inventory which is reasonably determined by the Company after the Closing to be obsolete as a result of the cancellation by a customer of any customer order in existence as of the Closing Date.

7.7          Knowledge and Investigation.  The representations, warranties, covenants and agreements, under this Agreement and the other Transaction Documents, and any rights and remedies with respect thereto, shall not be affected or diminished by any knowledge of, or any investigation at any time by or on behalf of, the Party for whose benefit such representations, warranties and covenants were made, or by the Closing of this Agreement and the transactions contemplated hereby.

7.8          Exclusive Remedies.  The Parties acknowledge and agree that, except as may arise from a claim for fraud and except for any claims seeking injunctive or other equitable relief, following the Closing, the indemnification provisions of this Article 7 shall be the sole and exclusive remedies of the Parties for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement.  The Parties further agree that the rights to indemnification in this Article 7 apply only if the Closing has been consummated.

Article 8

MISCELLANEOUS

8.1          Termination.

(a)         This Agreement may be terminated at any time prior to the Closing only under one of the following circumstances:

(1)           By Buyer if the Closing shall not have occurred by December 31, 2012 by reason of the failure of the conditions set forth in Section 5.1 to be satisfied by such date; provided further that termination pursuant to this clause (1) shall not be available to Buyer if it is in material breach of any obligation under this Agreement and shall have been the cause of the failure of the Closing to occur on or prior to such date;

(2)           By Buyer, if any condition set forth in Section 5.1 is not satisfied by the Closing Date;

(3)           By Sellers, if any condition set forth in Section 5.2 is not satisfied by the Closing Date;

(4)           By the mutual written consent of the parties hereto;

(5)           By Sellers if the Closing shall not have occurred by December 31, 2012 by reason of the failure of the conditions set forth in Section 5.2 to be notified by such date; provided further that termination pursuant to this Clause (5) shall not be available to Sellers if they are in material breach of any obligation under this Agreement and shall have been the cause of the failure of the Closing to occur on or prior to such date; and

(6)           by either Buyer or Seller by notice to the other Party if the other Party has committed a material breach of any provision of this Agreement, which is not cured within thirty (30) days after notice from the non-breaching party to the breaching party which describes the breach in reasonable detail.

(b)         In the event of termination of this Agreement as provided in Section 8.1(a), this Agreement shall forthwith be cancelled and rendered null and void in its entirety except that such termination will not relieve any Party of its liability for any breach of representation, warranty or covenant giving rise to such termination.  The availability of a Party’s right of termination pursuant to this Section 8.1 shall not preclude such Party from seeking equitable relief pursuant to Section 8.9 of this Agreement; provided, however, if a Party elects the remedy of termination pursuant to this Section 8.1, then the equitable relief contemplated by Section 8.9 shall not be available to such Party.

8.2          Construction.  As used herein, unless the context otherwise requires: references to “Article” or “Section” are to an article or section hereof; “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular article, section or other subdivision hereof or attachment hereto; references to an agreement or other instrument or law, statute or regulation are referred to as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision) and all regulations, rulings and interpretations promulgated pursuant thereto; and the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.  Unless otherwise expressly provided by this Agreement with respect to a specific obligation, Sellers shall be jointly and severally obligated for each obligation or liability of Sellers or any Seller set forth in this Agreement.  Whenever Sellers are entitled to receive any payments hereunder, such payments shall be made to Sellers jointly.

8.3          Notices.  All notices, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made: (a) when received, if sent by registered or certified mail, return receipt requested; (b) upon delivery, if sent by hand delivery; (c) when received, if sent by prepaid overnight carrier, with a record of receipt and (d) when received, if sent by facsimile or email, provided that such facsimile or email notices are also promptly delivered by hand, overnight courier or registered or certified mail:

(a)         if to Buyer to:

Hardinge Inc.

One Hardinge Drive

Elmira, NY 14902-1507

Attn: Richard L. Simons, President & Chief Executive Officer

Email:    rsimons@hardinge.com

Facsimile: (607) 378- 4086

with a copy to:

Phillips Lytle LLP

3400 HSBC Center

Buffalo, NY 14203-2887

Attention:  David J. Murray

Email: dmurray@phillipslytle.com

Facsimile: (716) 852-6100

if to Sellers:

Giacomo Antonini and Bere Antonini

1524 Davis Rd.

Elgin, IL 60123

Email:  gantonini@usach.com; bantonini@usach.com

Facsimile 847-888-0144

with a copy to:

Raymond P. Kolak

Megan J. Klein

Eckhart Kolak, LLC

55 W. Monroe Street, #1925

Chicago, IL 60603

Email:  rkolak@eckhart.com; mklein@eckhart.com

Facsimile 312-236-0105

Any Party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other Parties hereto in conformity with the foregoing.  After the Closing, all notices to the Company shall be given to the care of Buyer at the address set forth above.

8.4          Expenses.  All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.  The Company shall not bear any costs or expenses, including fees and disbursements of counsel, financial advisors and accountants in connection with this Agreement and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Sellers shall bear all fees and expenses to M&A Securities Group, Inc.  All use, sales, transfer and other similar transaction Taxes imposed in connection with the transactions contemplated by this Agreement shall be paid by the Party upon which they are imposed by law.

8.5          Public Announcements.  Except as otherwise required by Applicable Law or stock exchange rules applicable to Buyer (in which case, reasonable prior notice and a copy of such proposed disclosure shall be provided to the Sellers in advance of any public disclosure), press releases and other publicity concerning this transaction shall be made only with the prior agreement of the Sellers and Buyer.

8.6          Assignment.  This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the Parties hereto and their respective permitted heirs, successors and assigns.  This Agreement and the rights, interests and obligations hereunder may not be assigned by any Party hereto, without the prior written consent of the other Parties hereto; provided that notwithstanding the foregoing, Buyer may, without the prior written consent of any other Party hereto, assign this Agreement and its rights and obligations hereunder, in whole or in part, (i) as collateral security to any lender providing debt financing to Buyer, or any of its Affiliates or (ii) to any Affiliate of Buyer.  No such assignment shall relieve Buyer of its obligations as the primary obligor under this Agreement.

8.7          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflict of law doctrines.

8.8          Waiver of Jury Trial.  Each Party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or any of the Transaction Documents delivered in connection herewith or the transactions contemplated hereby or thereby.  Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce such waiver, (b) it understands and has considered the implications of such waiver, (c) it makes such waiver voluntarily, and (d) it has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 8.8.

8.9          Specific Performance.  The Parties hereto agree and acknowledge that remedies at law for monetary damages for any breach of their respective obligations under this Agreement may not constitute a sufficient remedy in all cases.  Thus, in addition to the remedies at law, the non-breaching Parties shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach and the Parties hereby waive any obligation of the non-breaching Parties to post any bond or security in enforcing such rights.

8.10        Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of each of the Parties hereto or (b) by a waiver in accordance with Section 8.11.

8.11        Waiver.  Any extension or waiver granted by a Party hereunder shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

8.12        Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the recitals hereto) and the Appendices, Exhibits and Schedules hereto, and the other Transaction Documents, set forth all of the representations, warranties, promises, covenants, agreements, conditions and undertakings of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written.  Without limiting the generality of the foregoing, except as expressly set forth in Article 2, the Disclosure Schedules and the Sellers Closing Certificate, Sellers make no representation or warranty, express or implied, at law or in equity, in respect of the Shares of the Company, its assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.  This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder, except the provisions of Sections 7.2 and 7.3 relating to Buyer Indemnitees and Seller Indemnitees who are intended to benefit from such indemnities.

8.13        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.  Each of the provisions of this Agreement are intended to have independent significance and no application of the Purchase Price Adjustment provisions of Article 1 shall prevent, mitigate or cause the delay of any claim for indemnification made hereunder.

8.14        Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or electronic transmission), each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

8.15        Jurisdiction; Service of Process.  Except as otherwise provided in this Agreement, any Proceeding arising out of or relating to this Agreement or any transactions contemplated under this Agreement shall be brought in the courts of the State of Illinois, County of Cook, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Illinois, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or any transactions contemplated under this Agreement in any other court.  Each Party acknowledges and agrees that this Section 8.15 constitutes a voluntary and bargained-for agreement between the Parties.  Process in any Proceeding may be served on any Party anywhere in the world, including by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in this Agreement.  Nothing in this Section 8.15 will affect the right of any Party to serve legal process in any other manner permitted by law or at equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed or have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

BUYER:

HARDINGE INC.

By:	/s/ Richard L. Simons
Richard L. Simons, President and
Chief Executive Officer

SELLERS:

/s/ Giacomo Antonini
Giacomo Antonini

/s/ Bere Antonini
Bere Antonini

Signature Page to Stock Purchase Agreement

APPENDIX A

Definitions

Accounts Receivable means all accounts receivable of the Company, less any related allowance for doubtful accounts, calculated in accordance with GAAP applied consistently with the Financial Statements but excluding any accounts receivable more than one year old or from an Insider.

Affiliate means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person, and for the purposes of the foregoing, “control” as applied to any Person, means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

Affiliated Group means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state or local law.

Applicable Laws means all federal, state, local, municipal and administrative statutes, laws, ordinances, rules, common law, orders and regulations of any Governmental Authority.

Applicable Orders means, all awards, judgments, orders, opinions, rulings, writs, injunctions, verdicts, subpoenas, settlement agreements, stipulations, consent orders or other agreements issued by or entered into with a Governmental Authority or otherwise any judicial or administrative interpretation of any of Applicable Law.

Assets shall have the meaning ascribed to it in Section 2.9.

Balance Sheet shall have the meaning ascribed to it in Section 2.7.

Buyer Damages shall have the meaning ascribed to it in Section 7.2.

Buyer Indemnitees shall have the meaning ascribed to it in Section 7.2.

Buyer Transaction Documents shall have the meaning ascribed in Section 3.1.

Cash means unrestricted cash and cash equivalents of the Company on a consolidated basis (e.g., cash and cash equivalents that are not deposited with another Person to secure obligations to such Person).

Closing shall have the meaning ascribed to it in Section 1.3.

Closing Date shall have the meaning ascribed to it in Section 1.3.

Closing Date Cash shall mean Cash determined as of the Closing.

Closing Date Unapplied Customer Deposits means Customer Deposits held by the Company as of the Closing to the extent such Customer Deposits have not been expended by the Company for the purchase of Inventory.

Closing Date Indebtedness means the Indebtedness of the Company as of the Closing.

Closing Date Net Working Capital means the Net Working Capital as of the Closing.

Code means the United States Internal Revenue Code of 1986, as amended.

Company shall have the meaning ascribed to it in the recitals to this Agreement.

Company IP Rights shall have the meaning specified in Section 2.15.

Company IP Agreements shall have the meaning ascribed to it in Section 2.15.

Company’s Business means the design, manufacture, sale, marketing, lease, or servicing of high precision ID and OD grinding machines and systems.

Confidential Information shall have the meaning ascribed to it in Section 4.8.

Confidentiality Agreement shall have the meaning ascribed to it in Section 4.2.

Contingent Purchase Price shall have the meaning ascribed to it in Section 1.6.

Contract means, with respect to any Person, any written or verbal agreement, contract, subcontract, lease, license, sublicense, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, purchase order, release, work order, commitment, covenant, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets may be bound, in each case, together with all amendments, extensions, renewals, modifications, alterations, guaranties and other changes thereto, and including the right to all security deposits and other amounts and instruments deposited thereunder.

Current Assets means Accounts Receivable, Inventory and Prepaid Expenses.

Current Liabilities means (a) accounts payable, accrued payroll, accrued vacation, other accrued expenses, and other liabilities due within twelve (12) months from the Closing Date, including Taxes (b) a reserve for product warranty claims, determined in accordance with GAAP and (c) outstanding checks of the Company.

Customer Deposits means deposits, advances, down payments and other sums paid to the Company, or invoiced by the Company, for goods or services not delivered.

Damages shall have the meaning ascribed to it in Section 7.4.

Disclosure Schedules means the schedules to this Agreement which correspond to the Sellers’ representations and warranties in Article 2.

Earn-Out Objection Notice shall have the meaning ascribed to it in Section 1.6.

Earn-Out Years shall have the meaning ascribed to it in Section 1.6.

EBITDA means the Company’s earnings from operations before interest, taxes, depreciation and amortization for a specific period as determined in accordance with the methodologies set forth in Schedule 1.6.

EBITDA Statement shall have the meaning ascribed to it in Section 1.6.

Employee Benefit Plan means each of the following currently or heretofore maintained or sponsored by the Company, which covers or provides benefits to or at any time covered or provided benefits to any Company employee, or to which the Company has or had an obligation to contribute: (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

Employee Pension Benefit Plan has the meaning set forth in ERISA §3(2).

Employee Welfare Benefit Plan has the meaning set forth in ERISA §3(1).

Encumbrance shall have the meaning ascribed to it in Section 2.9.

Environmental Claim means any (i) written notice of noncompliance or violation or citation or other written notice indicating or alleging liability or potential liability relating to any Environmental Law, Environmental Permit, Release or Regulated Substances; (ii) civil, criminal, administrative or regulatory investigation instituted by a Governmental Authority or Person relating to any Environmental Law, Environmental Permit, Release or Regulated Substance; (iii) administrative, regulatory or judicial actions, suit, claim or proceeding instituted by any Person or Governmental Authority or any written notice of liability or potential liability from any Person or Governmental Authority, in either instance, setting forth allegations relating to or setting forth a cause of action for personal injury (including but not limited to death), property damage, natural resource damage, contribution or indemnity, insofar as any such action, suit, claim or proceeding is for the costs associated with the performance of Remedial Actions, liens or encumbrances attached to, recorded or levied against property for the costs associated with the performance of Remedial Actions and costs to remove any such liens or encumbrances, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Law; or (iv) action, suit, claim or proceeding instituted by any Person or Governmental Authority at law or in equity setting forth allegations relating to or a cause of action for personal injury (including but not limited to death), property damage, direct recovery or contribution or indemnity, insofar as any such action, suit, claim or proceeding is for the costs associated with the performance of Remedial Actions.

Environmental Laws means those Applicable Laws with respect to the protection of the environment and the protection of human health from exposure to Regulated Substances (but excluding protection of the health and safety of employees in the workplace), including those relating to (i) pollution or pollution control; (ii) protection of natural resources; (iii) the Release or threat of Release of Regulated Substances; (iv) the performance of a Remedial Action; (v) or otherwise relating to the use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, sale, transport, storage, collection, distribution, disposal or handling of Regulated Substances including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§110001 et seq.,  the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. §§ 7401 et seq., the Oil Pollution Act, 33 U.S.C. §§ 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 to 136y, and the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.  “Environmental Laws” specifically exclude the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq. and any Applicable Laws generally addressing workplace safety.

Environmental Orders means all Applicable Orders relating or pertaining to Regulated Substances, Remedial Actions or violations of or non-compliance with Environmental Laws or Environmental Permits.

Environmental Permits means all permits, licenses, bonds, consents, waivers, exemptions, registrations, identification numbers, approvals or authorizations required under Environmental Laws to own, occupy or maintain the Leased Real Property or which otherwise are required for the operation of the Company or for the performance of a Remedial Action.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Estimated Purchase Price Adjustment shall have the meaning ascribed to it in Section 1.5.

Excluded Contract means that certain agreement dated as of the 1st day of January 1999 between the Company and Martin Nobs, which agreement is further described on Schedule 2.14.

Financial Statements shall have the meaning ascribed to it in Section 2.7(b).

Firm shall have the meaning ascribed to it in Section 1.5(c)(3).

Fundamental Representations means the representations and warranties of Sellers set forth in Sections 2.1, 2.2, 2.3, 2.5 and 2.9(a), and the representations and warranties of Buyer set forth in Sections 3.1, 3.2 and 3.3.

GAAP means generally accepted accounting principles, as in effect in the United States from time to time, consistently applied.

Governmental Authority means any federal, state, municipal, local, or other governmental or judicial authority or administrative agency, domestic or foreign.

Governmental Authorization means any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

Holdback Amount shall have the meaning ascribed to it in Section 1.6.

Improvements shall have the meaning ascribed to it in Section 2.10.

Indebtedness shall mean with respect to the Company, without duplication, (i) all liabilities for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) all liabilities evidenced by any note, bond, debenture or other debt security, (iii) all liabilities for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise, including all liabilities (whether earn-outs, indemnity payments, non-compete payments, consulting payments, bonuses, guaranteed payments or other similar payments, or otherwise) that may be payable as a result of or in connection with any acquisition of, or investments in, another Person, (iv) all liabilities of a third Person guaranteed in any manner (including guarantees in the form of an agreement to repurchase or reimburse), and (v) all liabilities under capitalized leases.  Notwithstanding the foregoing, Indebtedness does not include the Company’s contingent obligation to reimburse American Chartered Bank in respect of letters of credit specified on Schedule A-1 issued on the Company’s behalf, unless demand for reimbursement has been made by the bank:

Indemnified Party shall have the meaning ascribed to it in Section 7.4.

Indemnifying Party shall have the meaning ascribed to it in Section 7.4.

Indemnity Basket Deductible shall have the meaning ascribed to it in Section 7.5.

Insider means any Seller and any officer, director, management employee, partner or Affiliate, as applicable, of the Company, or any spouse or descendant (whether natural or adopted) of any such individual or any entity in which any of the foregoing persons owns 5% or greater direct or indirect beneficial interest.

Intellectual Property Rights means all of the following, whether or not registered, with all income, royalties, damages and payments thereof (including, without limitation, damages and payments for past and future infringements or misappropriations thereof), the right to sue and recover for past infringements and misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured:  (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, revisions, extensions, or reexaminations thereof; (b) trademarks, service marks, trade dress, trade names and corporate names and registrations, renewals and applications for registration thereof, together with all goodwill associated therewith; (c) copyrights and renewals and applications for registrations thereof; (d) computer software (including all databases, data, documentation and source code, but excluding agreements for shrink-wrap, click-wrap, or other licenses for off the shelf software); (e) trade secrets and other confidential information; (f) applications and registrations for any of the foregoing; (g) any other proprietary rights or intellectual property rights; and (h) copies and tangible embodiments thereof, in whatever form or medium.

Inventory means raw materials and supplies, manufactured and purchased parts, work in process, and finished goods.

Leased Real Property shall have the meaning ascribed to such term in Section 2.10.

Material Adverse Effect means any material adverse effect on the business, assets, liabilities, financial condition, operations, or results of operations of the Company after considering actual receipt by the Company of insurance proceeds, if any; provided, however, that none of the following constitutes, or will be considered in determining whether there has occurred, a Material Adverse Effect: (i) changes in laws, rules or regulations or GAAP or the interpretation thereof; and (ii) changes that are the result of economic factors affecting the Company’s industry, the national, regional or world economy, or the financial markets.

Material Contract shall have the meaning ascribed to such term in Section 2.12.

Maximum Contingent Purchase Price has the meaning ascribed to such term in Section 1.6.

Multiemployer Plan has the meaning set forth in ERISA § 3(37).

Net Working Capital means, with respect to the Company, Current Assets less Current Liabilities.

Objection Notice shall have the meaning ascribed to it in Section 1.5.

Ordinary Course of Business means actions taken in the normal day-to-day operations of the Company’s business that are consistent, in all material respects, with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, terms of sale, levels of capital expenditures, and operation of cash management practices generally).

Person means any individual, corporation, limited liability company, general or limited partnership, joint venture, estate, trust, entity, unincorporated association or Governmental Authority.

Prepaid Expenses means prepaid expenses of the Company as determined in accordance with GAAP, and prepaid income Taxes of the Company.

Proceeding means any claim, charge, action, suit, litigation, arbitration, mediation, hearing, inquiry, proceeding or investigation, whether civil, criminal, judicial or investigative, formal or informal, public or private, commenced, brought, conducted or heard by or before any Governmental Authority, judicial authority or arbitral panel.

Prohibited Transaction has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

Purchase Price shall have the meaning ascribed to such term in Section 1.2.

Purchase Price Adjustment shall have the meaning ascribed to such term in Section 1.5.

Purchase Price Adjustment Schedule shall have the meaning ascribed to such term in Section 1.5.

Regulated Substance means any substance, material or waste which exhibits the characteristics of “hazardous waste” as identified in 40 C.F.R. Part 261 or that are listed in 40 C.F.R. Part 261 or the U.S. Department of Transportation Hazardous Materials Table, as amended, 49 C.F.R. § 172.101, or a “hazardous chemical” pursuant to 29 C.F.R. Part 1910, or that is defined as a source, special nuclear or byproduct material, or as “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” “pesticide” or “regulated substance” pursuant to any applicable Environmental Laws, Environmental Order or Environmental Permit or any petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, synthetic gas and any mixtures thereof, coal, coke, coal tar or coal tar byproducts, asbestos, urea formaldehyde, polychlorinated biphenyls, mercury or radon.

Release shall have the meaning ascribed to such term in CERCLA.

Remedial Action means any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, natural resource damage assessment, mitigation or repair in-situ treatment, containment, operation and maintenance or management in-place, control, abatement or other response actions and any closure and post-closure measures associated therewith, including monitoring or the installation and maintenance of engineering and institutional controls or any deed, use or activity restrictions or limitations.

Required Consents means the consent and approvals specified on Schedule A-2.

Safety Laws means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et. seq., as amended, and any regulations promulgated thereunder or any other Applicable Laws and any policies, programs or guidance (having the force and effect of law), issued by or entered into with a Governmental Authority, each as amended, or any judicial or administrative interpretation of any of the foregoing, pertaining or relating to the protection of the health and safety of employees in the workplace (but excluding workers compensation and wage and hour laws).

Safety Orders means all Applicable Orders relating or pertaining to violations of or non-compliance with Safety Laws.

Securities Act means the United States Securities Act of 1933 or any successor law, and regulations and rules issued pursuant thereto or any successor law.

Seller Damages shall have the meaning ascribed to it in Section 7.3.

Seller Indemnitees shall have the meaning ascribed to it in Section 7.3.

Sellers’ Knowledge means the actual knowledge of either Seller or any other individual serving as a director, officer or management employee of the Company as of the date hereof, and the knowledge that any of the foregoing individuals would have acquired upon a reasonable investigation.

Seller Transaction Documents shall have the meaning ascribed in Section 2.2.

Six Month T-Bill Rate means the effective yield on a six month treasury bill as determined at the U.S. Department of Treasury Auction most recently preceding the date on which the Company’s 2013 EBITDA is finally determined in accordance with Section 1.6(b) or 1.6(c).

Systems shall have the meaning specified in Section 2.15.

Target Closing Date Net Working Capital means $4,953,573.

Tax shall mean any and all taxes, fees, levies and other similar charges imposed by any Governmental Authority, including, without limitation: federal, state, or local income, gross receipts, payroll, stamp, occupation, premium, environmental (including Taxes under Code Section 59A), custom duties, capital stock, profits, withholding, information reporting, social security or similar Taxes, unemployment, disability, real property, registration, value added, windfall profits, severance, personal property, production, sales, use, license, excise, franchise, capital, transfer, employment, alternative or add-on minimum, estimated or any other tax or governmental assessment of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties whether disputed or not.

Tax Return means any return, report, statement, or any other similar filing, including any schedule or attachment thereto and including any amendment thereof, required to be filed with any Governmental Authority with respect to any Tax.

Termination Date shall have the meaning ascribed to it in Section 8.1.

Transaction Documents shall mean the Seller Transaction Documents and the Buyer Transaction Documents.